    As filed with the Securities and Exchange Commission November 28, 2000.
                             File No. 333-________
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549
                        ________________________________
                                    FORM S-8
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
--------------------------------------------------------------------------------
                              ACCORD NETWORKS LTD.
               (Exact Name of Issuer as Specified in its Charter)

                Israel                          Not Applicable
     (State or Other Jurisdiction of            (I.R.S. Employer
     Incorporation or Organization)          Identification Number)

                          9040 Roswell Road, Suite 450
                        Atlanta, Georgia 30350-1877, USA
                            Telephone: 770-641-4400
                            Facsimile: 770-641-4499
            (Address, including zip code, and telephone number of
                         Principal Executive Offices)

       Accord Networks Ltd. 1995 Employee Share Ownership and Option Plan
          Accord Networks Ltd. Share Ownership and Option Plan (2000)
                  Accord Networks Ltd. 2000 Share Option Plan
       Accord Networks Ltd. 2000 Non-Employee Director Stock Option Plan
                          Stock Option for Vamos Ltd.
                           (Full Title of the Plans)

                          Accord Networks Ltd.                                                Copy to:
         Jules L. DeVigne, Chairman and Chief Executive Officer                         Craig D. Apolinsky
                      9040 Roswell Road, Suite 450                                       Alston & Bird LLP
                    Atlanta, Georgia 30350-1877, USA                                    One Atlantic Center
                        Telephone: 770-641-4400                                   1201 West Peachtree Street, NW
                        Facsimile: 770-641-4499                                     Atlanta, Georgia 30309-3424
                                                                                     Telephone: (404) 881-7754
                (Name and address of agent for service)                              Facsimile: (404) 881-7777

                        CALCULATION OF REGISTRATION FEE

                                                         Proposed             Proposed
                                                          Maximum              Maximum            Amount of
 Title of Securities to be        Amount to be        Offering  Price         Aggregate         Registration
        Registered                 Registered             Per Unit         Offering Price             Fee
------------------------------------------------------------------------------------------------------------

Ordinary shares, NIS
 0.01 nominal value per
 share                           2,757,461              $    1.77(1)         $ 4,880,706        $ 1,289
------------------------------------------------------------------------------------------------------------

Ordinary shares, NIS
 0.01 nominal value per
 share                             750,000              $    8.70(2)         $ 6,525,000        $ 1,723
------------------------------------------------------------------------------------------------------------
Ordinary shares, NIS
 0.01 nominal value per
 share                             750,000              $    8.77(3)         $ 6,577,500        $ 1,737
------------------------------------------------------------------------------------------------------------

Ordinary shares, NIS
 0.01 nominal value per
 share                              50,000              $    9.50(4)         $   475,000         $   126
------------------------------------------------------------------------------------------------------------

Ordinary shares, NIS
 0.01 nominal value per
 share                             497,734              $    0.01(5)         $     4,977.34      $     2
------------------------------------------------------------------------------------------------------------

Ordinary shares, NIS
 0.01 nominal value per
 share                             992,539              $7.140625(6)         $ 7,087,348.80     $  1,872
------------------------------------------------------------------------------------------------------------

Aggregate                        5,797,734 (7)                               $25,550,532.14     $  6,749
------------------------------------------------------------------------------------------------------------

(1) Determined in accordance with Rule 457(h). Such computation is based on the weighted average exercise price per share covering outstanding options under the Accord Networks Ltd. 1995 Employee Share Ownership and Option Plan.
(2) Determined in accordance with Rule 457(h). Such computation is based on the weighted average exercise price per share covering outstanding options under the Accord Networks Ltd. Share Ownership and Option Plan (2000)
(3) Determined in accordance with Rule 457(h). Such computation is based on the weighted average exercise price per share covering outstanding options under the Accord Networks Ltd. 2000 Share Option Plan.
(4) Determined in accordance with Rule 457(h). Such computation is based on the exercise price per share covering outstanding options under the Accord Networks Ltd. 2000 Non-Employee Director Stock Option Plan.
(5) Computed in accordance with Rule 457(h). Such computation is based on the exercise price per share covering outstanding options under the Stock Option Agreement, dated as of January 14, 1997, between Accord Networks Ltd. and Eduardo Shoval, which options were subsequently transferred to Vamos Ltd., an entity wholly owned by Mr. Shoval and his wife. The exercise price under the agreement is 0.01 New Israeli Shekel, which is approximately $0.0024 per share based on the currency exchange rate on November 28, 2000.
(6) Determined in accordance with Rule 457(h), the registration fee calculation is based on the average of the high and low prices of the Registrant's ordinary shares reported on the Nasdaq National Market System on November 24, 2000.
(7) Amount to be registered includes 3,600,000 shares authorized and reserved for issuance upon exercise of options granted or which may be granted under the Accord Networks Ltd. 1995 Employee Share Ownership and Option Plan; 750,000 shares authorized and reserved for issuance upon exercise of options granted or which may be granted under the Accord Networks Ltd. Share Ownership and Option Plan (2000); 750,000 shares authorized and reserved for issuance upon exercise of options granted or which may be granted under the Accord Networks Ltd. 2000 Share Option Plan; 200,000 shares authorized and required for issuance upon exercise of options granted or which may be granted under the Accord Networks Ltd. 2000 Non-Employee Director Stock Option Plan; and 497,734 shares authorized and reserved for issuance upon exercise of options granted under the Stock Option Agreement, dated January 14, 1997, by and between Accord Networks Ltd. and Eduardo Shoval, which options were subsequently transferred to Vamos Ltd., an entity wholly owned by Mr. Shoval and his wife; plus such additional shares as may be issued by reason of stock splits, stock dividends or similar transactions.

PART I  INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

     (a) The documents constituting Part I of this Registration Statement will be sent or given to participants in the Plan as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended.

     (b) Upon written or oral request, the Registrant will provide, without charge, the documents incorporated by reference in Item 3 of Part II of this registration statement. The documents are incorporated by reference in the
Section 10(a) prospectus. The Registrant will also provide, without charge, upon written or oral request, other documents required to be delivered to employees pursuant to Rule 428(b). Requests for the above mentioned information, should be directed to Registrant's Chief Financial Officer at 9040 Roswell Road, Suite 450, Atlanta, Georgia 30350-1877, USA, Telephone: 770-641-4400, Facsimile: 770-641-4499.


   The Israeli Securities Authority has granted the Registrant an exemption from Israel's prospectus publication requirements applicable to this offering. Investors should not interpret that exemption as endorsing the matters contained in Part I of this Registration Statement or the Section 10(a) prospectus or as an approval of their reliability or adequacy, nor should investors interpret
             that exemption as an expression of opinion concerning
              the quality of the securities registered hereunder.

PART II.  INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference

     The following documents filed by Accord Networks Ltd. (the "Registrant") with the Securities and Exchange Commission (the "Commission") pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"), are incorporated herein by reference and deemed to be a part hereof from the date of the filing of such documents:

     (a) The Registrant's prospectus filed pursuant to Rule 424(b) under the Securities Act on June 29, 2000 (as part of Registrant's Registration Statement on Form F-1 (No. 333-38804), filed with the Commission on June 8, 2000), containing audited financial statements for the Registrant's fiscal year ended December 31, 1999;

     (b) All other reports filed by the Registrant pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), since December 31, 1999; and

     (c) The description of ordinary shares contained in the Registrant's Registration Statement filed under Section 12 of the Exchange Act, including all amendments or reports filed for the purpose of updating such description.

     All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated by reference herein and filed prior to the filing hereof shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein modifies or supersedes such statement, and any statement contained herein or in any other document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained in any other subsequently filed document which also is incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4.  Description of Securities

     Not Applicable.

Item 5.  Interests of Named Experts and Counsel

     The validity of the ordinary shares registered hereunder is being passed upon by Doron Cohen-David Cohen, Law Offices. A partner at Doron Cohen-David Cohen, Law Offices beneficially owns 1,000 ordinary shares of the Registrant, and his spouse beneficially owns 4,559 ordinary shares of the Registrant.

Item 6.  Indemnification of Directors and Officers

     The Companies Law, 1999, provides that a company may include in its articles of association provisions which allow it to:

  . enter into a contract to insure the liability of an office holder (as defined below) of the company by reason of acts or omissions committed in his capacity as an office holder of the company with respect to the following:

  (a)  the breach of his duty of care to the company or any other person;

  (b) the breach of his fiduciary duty to the company to the extent he acted in good faith and had a reasonable basis to believe that the act would not prejudice the interests of the company; and

  (c) monetary liabilities or obligations which may be imposed upon him in favor of other persons.

  .  indemnify an office holder of the company for:

  (a) monetary liabilities or obligations imposed upon him in favor of other persons pursuant to a court judgment, including a compromise judgment or an arbitrator's decision approved by a court, by reason of acts or omissions of such person in his capacity as an office holder of the company; and

  (b) reasonable litigation expenses, including attorney's fees, actually incurred by the office holder or imposed upon him by a court, in an action, suit or proceeding brought against him by or on behalf of the Company or by other persons, or in connection with a criminal action from which he was acquitted, or in connection with a criminal action which does not require proof of criminal intent in which he was convicted, in each case by reason of acts or omissions of the person in his capacity as an office holder.

     The Companies Law provides that a company's articles of association may provide for indemnification of an office holder post-factum and may also provide that a company may undertake to indemnify an office holder in advance, provided the undertaking is limited to types of occurrences, which, in the opinion of the company's board of directors, are, at the time of the undertaking, foreseeable and to an amount the board of directors has determined is reasonable in the circumstances.

     The Companies Law provides that a company may not indemnify, exempt or enter into an insurance contract which would provide coverage for the liability of, an office holder with respect to the following:

  .  a breach of his fiduciary duty, except to the extent described above;

  . a breach of his duty of care, if the breach was done intentionally, recklessly or with disregard of the circumstances of the breach or its consequences;

  . an act or omission done with the intent to unlawfully realize personal gain; or

  .  a fine or monetary settlement imposed upon him.

     The Companies Law defines "office holder" to include a director, managing director, general manager, chief executive officer, executive vice president, vice president, other managers directly subordinate to the managing director, and any other person fulfilling or assuming any of these positions or responsibilities without regard to the person's title.

     Indemnification of, and procurement of insurance coverage for, an office holder of a company requires, under the Companies Law, the approval of the company's audit committee and board of directors, and, in certain circumstances, including if the office holder is a director, the approval of the company's shareholders.

     We have agreed to indemnify each of our office holders subject to the above, and have purchased from a commercial carrier a directors' and officers' liability insurance policy insuring our office holders as permitted by the Companies Law and our articles of association, including coverage with respect to the offering of the ordinary shares described in this registration statement. In October 1999 and April 2000, our board of directors authorized us to enter into indemnification agreements with each of our office holders. Our shareholders approved these agreements in December 1999 and May 2000. The form of indemnification agreement provides among other things that subject to certain conditions and limitations, we will indemnify our office holders in respect of all amounts they may be obligated to pay, including reasonable legal expenses, in the event of legal proceedings or a judgment in respect of or due to any act or omission taken or made in their capacity as office holders, including in connection with this offering.

Item 7.  Exemption from Registration Claimed

     Not Applicable.

Item 8.  Exhibits

     The exhibits included as part of this Registration Statement are as follows:

   Exhibit Number    Description
   --------------    -----------
        4.1          Articles of Association of the Registrant (incorporated by reference from Exhibit 3.1 to the Registrant's Registration
                     Statement on Form F-1 (No. 333-38804) filed with the
                     Commission on June 8, 2000).

         4.2 Memorandum of Association of the Registrant (incorporated by reference from Exhibit 3.2 to the Registrant's Registration Statement on Form F-1 (No. 333-38804) filed with the Commission on June 8, 2000).

         4.3 Specimen Ordinary Share Certificate (incorporated by reference from Exhibit 4.1 to the Registrant's Amendment No. 2 to the Registration Statement on Form F-1 (No. 333-38804) filed with the Commission on June 26, 2000).

         4.4 Stockholders Rights Agreement dated as of June 22, 1999 (incorporated by reference from Exhibit 4.2 to the Registrant's Registration Statement on Form F-1 (No. 333-38804) filed with the Commission on June 8, 2000).

         4.5 Amendment to Stockholders Rights Agreement dated as of July 19, 1999 (incorporated by reference from Exhibit 4.3 to Accord's Registration Statement on Form F-1 (No. 333-38804) filed with the Commission on June 8, 2000).

         4.6 Second Amendment to Stockholders Rights Agreement dated as of May 25, 2000 (incorporated by reference from Exhibit 4.4 to the Registrant's Registration Statement on Form F-1 (No. 333-38804) filed with the Commission on June 8, 2000).

         5.1         Opinion of Doron Cohen-David Cohen, Law Offices.

        23.1 Consent of Doron Cohen-David Cohen, Law Offices (included in Exhibit 5.1).

        23.2 Consent of Kesselman & Kesselman, a member of PricewaterhouseCoopers International Limited, independent certified public accountants in Israel.

        24.1 Power of Attorney (included on the signature page contained in Part II hereof).

        99.1 Registrant's 1995 Employee Share Ownership and Option Plan (incorporated by reference from Exhibit 10.1 to the Registrant's Registration Statement on Form F-1 (No. 333-38804) filed with the Commission on June 8, 2000).

        99.2 Registrant's Share Ownership and Option Plan (2000) (incorporated by reference from Exhibit 10.2 to the Registrant's Registration Statement on Form F-1 (No. 333-38804) filed with the Commission on June 8, 2000).

        99.3 Registrant's 2000 Share Option Plan (incorporated by reference from Exhibit 10.3 to the Registrant's Registration Statement on Form F-1 (No. 333-38804) filed with the Commission on June 8, 2000).

        99.4         Registrant's 2000 Non-Employee Director Stock Option Plan.

Item 9. Undertakings

        (a)  The undersigned Registrant hereby undertakes:

             (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                  (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement;

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

     Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to
Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

             (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities being offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

             (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on the 28th day of November, 2000.


                         ACCORD NETWORKS LTD.


                              By:   /s/ JULES L. DeVIGNE
                                    --------------------
                                    Jules L. DeVigne
                                    Chairman and Chief Executive Officer



                               POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Jules L. DeVigne and Jeffrey B. Bradley, and each of them, with the power to act without the other, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her, and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully and to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-8 has been signed below by the following persons in the capacities and on the dates indicated.

Name                                                 Capacity                         Date
----                                                 --------                         ----

/s/ JULES L. DeVIGNE                   Chairman and Chief Executive Officer,    November 28, 2000
----------------------                 Director
Jules L. DeVigne                       (Principal Executive Officer)


/s/ JEFFREY B. BRADLEY                 Chief Financial Officer                  November 28, 2000
----------------------                 (Principal Financial and
Jeffrey B. Bradley                     Accounting Officer)

Name                                             Capacity                             Date
----                                             --------                             ----

/s/ SIGI GAVISH
----------------------                Chief Technology Officer and              November 28, 2000
Sigi Gavish                           Director

/s/ MATTY KARP
----------------------                Director                                  November 28, 2000
Matty Karp

/s/ JOS C. HENKENS
----------------------                Director                                  November 28, 2000
Jos C. Henkens


Authorized Representative in the United States:

Accord Networks, Inc.

By:/s/ JULES L. DeVIGNE
   ------------------------------------
   Jules L. DiVigne
   Chairman and Chief Executive Officer

                                 EXHIBIT INDEX
                                       TO
                       REGISTRATION STATEMENT ON FORM S-8


       Exhibit Number                                      Description
--------------------------  ---------------------------------------------------------------------------
            4.1             Articles of Association of the Registrant (incorporated by reference from
                            Exhibit 3.1 to the Registrant's Registration Statement on Form F-1 (No.
                            333-38804) filed with the Commission on June 8, 2000).

            4.2             Memorandum of Association of the Registrant (incorporated by reference from Exhibit 3.2 to the Registrant's Registration Statement on Form F-1
                            (No. 333-38804) filed with the Commission on June 8, 2000).

            4.3             Specimen Ordinary Share Certificate (incorporated by reference from
                            Exhibit 4.1 to the Registrant's Amendment No. 2 to the Registration
                            Statement on Form F-1 (No. 333-38804) filed with the Commission on June
                            26, 2000).

            4.4             Stockholders Rights Agreement dated as of June 22, 1999 (incorporated by reference from Exhibit 4.2 to the Registrant's Registration Statement on
                            Form F-1 (No. 333-38804) filed with the Commission on June 8, 2000).

            4.5             Amendment to Stockholders Rights Agreement dated as of July 19, 1999
                            (incorporated by reference from Exhibit 4.3 to Accord's Registration
                            Statement on Form F-1 (No. 333-38804) filed with the Commission on June 8,
                            2000).

            4.6             Second Amendment to Stockholders Rights Agreement dated as of May 25, 2000
                            (incorporated by reference from Exhibit 4.4 to the Registrant's
                            Registration Statement on Form F-1 (No. 333-38804) filed with the
                            Commission on June 8, 2000).

            5.1             Opinion of Doron Cohen-David Cohen, Law Offices.

           23.1             Consent of Doron Cohen-David Cohen, Law Offices (included in Exhibit 5.1).

           23.2             Consent of Kesselman & Kesselman, a member of PricewaterhouseCoopers
                            International Limited, independent certified public accountants in Israel.

           24.1             Power of Attorney (included on the signature page contained in Part II hereof).


           99.1             Registrant's 1995 Employee Share Ownership and Option Plan (incorporated by reference from Exhibit 10.1 to the Registrant's Registration Statement on Form F-1 (No. 333-38804) filed with the Commission on June 8, 2000).

           99.2             Registrant's Share Ownership and Option Plan (2000) (incorporated by reference from Exhibit 10.2 to the Registrant's Registration Statement on
                            Form F-1 (No. 333-38804) filed with the Commission on June 8, 2000).

           99.3             Registrant's 2000 Share Option Plan (incorporated by reference from
                            Exhibit 10.3 to the Registrant's Registration Statement on Form F-1 (No.
                            333-38804) filed with the Commission on June 8, 2000).

           99.4             Registrant's 2000 Non-Employee Director Stock Option Plan.

                                                -2-